Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date:  April 24, 2009

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces an Increase in First Quarter Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the quarter ended March 31, 2009.  Net income for the first quarter of 2009 was $2.6 million or $.70 diluted earnings per share.  This compares to $2.5 million or $.78 per diluted earnings per share for the same quarter of the prior year.  The net income for the first quarter represents a 4.2% increase from the first quarter of the prior year.  Diluted earnings per share at March 31, 2009 were $.08 per share less than for the same period ending March 31, 2008.  Diluted earnings per share were reduced by $.11 per share resulting from the accrual of the preferred stock dividends and the accretion of the discount on preferred stock, which is not available to common stockholders.  The preferred stock was issued in the fourth quarter of 2008 and therefore did not impact the first quarter of 2008.

Craig M. Dwight, President and Chief Executive Officer commented, “Horizon’s first quarter earnings performance is a direct result of our efforts to balance revenues from multiple business units, manage overhead and improve net interest margin over the prior year.  Like most banks, Horizon incurred higher loan losses in the first quarter due to further deterioration in the local economy.  However, Horizon’s increase in revenues more than offset the higher loan losses.”  In addition, Mr. Dwight stated, “We are seeing the big banks in our local market area take drastic action to cut staff, which is creating a disruption in the quality of service they deliver to their customers.  Given the national media’s negative focus on the big banks we believe good performing community banks, such as Horizon, have a great opportunity to pick-up additional market share.”

Net interest income for the quarter ended March 31, 2009 was $11.4 million, an increase of $2.5 million, or a 27.9% increase from the first quarter of 2008.  The net interest margin improved 68 basis points from the first quarter of 2008 to 3.78% and improved 21 basis points from the fourth quarter of 2008.  The lower cost of deposits due to the decline in interest rates has significantly contributed to the increase in the net interest margin.  In addition, asset yields have not declined at the same pace as deposit rates due to interest rate floors that are in place on approximately $368.2 million out of $532.8 million of the Company’s adjustable rate loans along with the ability to get higher spreads on new and renewed loans than in the same period last year.

Horizon assesses the adequacy of its Allowance for Loan and Lease Losses (ALLL) by regularly reviewing the performance of its loan portfolios.  During the first quarter of 2009 a provision for loan losses of $3.2 million was required to adequately fund the ALLL compared to a provision of $778,000 for the first quarter of 2008 and $2.2 million for the fourth quarter of 2008.  The provision for the first quarter resulted from continued losses primarily in the commercial and installment loan portfolios due to current economic pressures.  Non-performing loans at March 31, 2009 increased to $10.5 million or 1.11% of total loans compared to $3.1 million or 0.36% at March 31, 2008 and $7.9 million or 0.89% at December 31, 2008.  When compared to non-performing loans at year-end the increase came from each of the commercial, real estate, and consumer loan portfolios.  Horizon’s non-performing loan statistics, while having increased from the prior quarter, still compare favorably to National1 and State of Indiana2 bank averages for the same ratio as of December 31, 2008 of 2.50% and 2.68%.  Management believes the total allowance of $11.6 million or 1.23% of total loans is adequate to absorb probable incurred losses contained in the loan portfolios.

Non-interest income increased $1.3 million or 39.9% from the first quarter of 2008.  The gain on sale of mortgage loans contributed $1.1 million to the increase in non-interest income due to the $1.9 million of gain on sale of loans in the first quarter of 2009 compared to $804,000 during the same period last year.  As mortgage interest rates declined the Company’s mortgage loan division had the ability to increase mortgage loan production and was able to provide customers with the needed service to lower their mortgage interest rates.  During the first quarter of 2009 the Company originated approximately $100.4 million of mortgage loans to be sold on the secondary market compared to $35.7 million for the same period last year.  Interchange fees and wire transfer fees contributed $342,000 to the increase in non-interest income.  These increases were offset by a decrease in mortgage servicing income of $110,000 due to impairment charges in the Company’s mortgage servicing asset.  In addition, the income recorded for the increase in the cash surrender value of bank owned life insurance was $72,000 less than the same period last year due to a reduction in the returns on the underlying assets of the insurance products.

Non-interest expense increased $1.4 million or 17.1% from the first quarter of 2008.  Salaries and benefits increased $556,000 primarily due to commissions paid to the mortgage loan division based on the higher mortgage volume.  Loan expense was up from the first quarter of the prior year due to increased collection expense related to problem loans.  Also, professional fees are higher compared to last year due to increasing rules and regulations requiring professional assistance from legal and accounting professionals.  FDIC deposit insurance costs have increased and will continue to increase during the year based on the FDIC’s rate increases that are required to replenish the insurance fund due to failed banks and related financial problems.  Other losses for the first three months of 2009 included a one-time charge of $210,000 for a wire transfer fraud perpetrated on the bank during the first quarter and $65,000 in other real estate owned write-downs.

Income tax expense was impacted in the first quarter of 2009 by a $100,000 income tax refund related to amended returns filed for prior years.

On March 31, 2009, Horizon’s total assets were $1.4 billion, compared to $1.3 billion on December 31, 2008.  Cash and cash equivalents increased $52.9 million since year end primarily due to a $50.0 million fixed rate long term corporate repurchase agreement entered into on March 31, 2009 as part of the Company’s strategy to extend the duration of its liabilities in this low interest rate environment.

[1]	National peer group: Consists of all insured commercial banks having assets between $1 Billion and $3 Billion as reported by the Uniform Bank Performance Report as of December 31, 2008
[2]	Indiana peer group: Consists of 22 publicly traded banks all headquartered in the State of Indiana as reported by the Uniform Bank Performance Reports as of December 31, 2008.

Investment securities increased by approximately $24.0 million compared to the end of 2008.  This growth was continued from the fourth quarter as additional investment securities were purchased to leverage the capital raised through the U.S. Department of Treasury’s Capital Purchase Program which is part of the Economic Emergency Stabilization Act approved by Congress during the fourth quarter of 2008.  The intent was to purchase a total of approximately $125.0 million of investment securities and using the cash flows from the repayment of mortgage backed securities to fund new loan growth.  Approximately $105.0 million in investment securities were purchased and $20.0 million of the remaining leverage strategy was used to fund loan growth during the first quarter.

Net loans increased $52.0 million since December 31, 2008.  This increase is almost entirely related to the growth in the Company’s mortgage warehouse business line as its customers utilized their warehouse lines.  Commercial loans increased slightly and both real estate and consumer loans decreased.

Total deposits increased $136.3 million during the first quarter.  Growth came in both interest-bearing transaction accounts totaling $60.7 million and time deposits totaling $78.2 million.  The Company’s borrowings decreased slightly during the first quarter.  These results were from two major funding initiatives that were implemented during the quarter.  The first initiative was to reduce short-term borrowings, which would increase short-term daily liquidity, and the second initiative was to continue to take steps to extend the duration of liabilities in a low interest rate environment.  The short-term borrowings of $52.2 million at year-end were replaced with a $50.0 million fixed rate long-term corporate repurchase agreement leaving the balance of borrowings steady and extending its duration.  The Company also added $33.6 million of long-term brokered certificates of deposit to help in extending the duration of deposits.  The remaining growth in total deposits was primarily from municipal money market accounts and short-term certificates of deposit.  This short-term funding was designed to match the growth of short-term assets in the mortgage warehouse business line and provide additional liquidity without utilizing asset based collateral borrowings or federal fund lines.  The Company will continue to look for opportunities to extend the duration of liabilities as long-term rates remain low.

Stockholders' equity totaled $106.4 million at March 31, 2009 compared to $103.4 million at December 31, 2008.  The increase in stockholders' equity during the quarter was the result of net income and an increase in the market value of investment securities available for sale, reduced by dividends declared.  At March 31, 2009, the ratio of average stockholders' equity to average assets was 7.94% compared to 6.65% at December 31, 2008.  Book value per common share at March 31, 2009 increased to $25.62 compared to $24.60 at December 31, 2008.

Other items

Horizon will hold its annual shareholders’ meeting on Thursday, May 7, 2009, 6:00 p.m. (local time; registration will begin at 5:30 p.m.), at the Clarion Inn (formerly Holiday Inn), 5820 South Franklin Street, Michigan City, Indiana.

Horizon opened a full service branch in Goshen, Indiana on April 6, 2009 and has received regulatory approval to open a full service branch in Munster, Indiana.  Construction is underway on the Munster branch and it is scheduled to open in June of 2009.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at

www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

Exhibit 99.1

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
End of period balances:
Total assets	$1,442,851	$1,306,857	$1,249,676
Short term investments	6,444	2,679	3,230
Investment securities	327,289	303,268	238,993
Commercial loans	313,840	310,842	305,490
Mortgage warehouse loans	186,058	123,287	88,483
Real estate loans	160,478	167,766	172,427
Installment loans	273,728	280,072	282,025
Earning assets	1,288,214	1,206,493	1,110,918
Non-interest bearing deposit accounts	81,000	83,642	74,757
Interest bearing transaction accounts	489,699	428,931	403,784
Time deposits	406,790	328,596	404,189
Borrowings	320,956	324,383	255,974
Long-term borrowings	27,837	27,837	27,837
Common stockholders’ equity	82,236	78,945	74,671
Total stockholders’ equity	106,427	103,350	74,671

Average balances :
Total assets	$1,347,879	$1,196,513	$1,258,716
Short term investments	4,550	6,687	14,885
Investment securities	322,017	240,390	236,544
Commercial loans	313,611	309,465	307,506
Mortgage warehouse loans	156,154	74,175	71,756
Real estate loans	171,138	167,049	198,137
Installment loans	276,663	281,708	284,150
Earning assets	1,267,734	1,107,360	1,179,310
Non-interest bearing deposit accounts	79,785	79,567	73,214
Interest bearing transaction accounts	411,310	354,478	388,492
Time deposits	373,481	339,769	429,253
Borrowings	339,417	294,574	260,300
Long-term borrowings	27,837	27,837	27,837
Common stockholders’ equity	82,891	78,738	73,596
Total stockholders’ equity	107,058	79,605	73,596

Per share data:
Basic earnings per share	$0.71	$0.64	$0.79
Diluted earnings per share	0.70	0.64	0.78
Cash dividends declared per common share	0.17	0.17	0.15
Book value per common share	25.62	24.60	23.28
Market value - high	13.21	24.52	24.50
Market value - low	10.50	12.00	20.86
Basic common shares outstanding	3,209,482	3,209,482	3,207,232
Diluted common shares outstanding	3,250,424	3,246,664	3,242,471

Key ratios:
Return on average assets	0.79%	0.71%	0.81%
Return on average common stockholders’ equity	11.18	10.49	13.82
Net interest margin	3.78	3.57	3.10
Loan loss reserve to loans	1.23	1.29	1.13
Non-performing loans to loans	1.11	0.89	0.36
Average equity to average assets	7.94	6.65	5.85
Bank only capital ratios:
Tier 1 capital to average assets	8.52	9.44	6.94
Tier 1 capital to risk weighted assets	11.46	11.89	9.76
Total capital to risk weighted assets	12.62	13.11	10.84

HORIZON BANCORP
Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands)

	March 31, 2009 (Unaudited)	December 31, 2008
Commercial	$2,441	$3,202
Real estate	1,038	973
Mortgage warehousing	1,428	1,354
Installment	6,682	5,881
Unallocated	-	-
Total	$11,589	$11,410

Net Charge-offs
(Dollars in Thousands)

	Three months ended March 31, 2009 (Unaudited)	Three months ended December 31, 2008 (Unaudited)	Three months ended March 31, 2008 (Unaudited)
Commercial	$1,076	$(5)	$41
Real estate	50	26	100
Mortgage warehousing	-	-	-
Installment	1,892	1,257	747
Total	$3,018	$1,278	$888

Total Non-performing Loans
(Dollars in Thousands)

	March 31, 2009 (Unaudited)	December 31, 2008
Commercial	$6,474	$5,167
Real estate	2,446	1,904
Mortgage warehousing	-	-
Installment	1,549	792
Total	$10,469	$7,863

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands)

	March 31, 2009 (Unaudited)	December 31, 2008
Commercial	$-	$-
Real estate	2,492	2,874
Mortgage warehousing	-	-
Installment	204	207
Total	$2,692	$3,081

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31, 2009 (Unaudited)	December 31, 2008
Assets
Cash and due from banks	$13,311	$36,001
Federal Reserve and fed funds sold	75,568	-
Cash and cash equivalents	88,879	36,001
Interest-bearing deposits	6,444	2,679
Investment securities, available for sale	325,219	301,638
Investment securities, held to maturity	2,070	1,630
Loans held for sale	7,752	5,955
Loans, net of allowance for loan losses of $ 11,589 and $ 11,410	922,515	870,557
Premises and equipment	29,548	28,280
Federal Reserve and Federal Home Loan Bank stock	12,625	12,625
Goodwill	5,787	5,787
Other intangible assets	1,674	1,751
Interest receivable	6,038	5,708
Cash value life insurance	22,607	22,451
Deferred tax asset	1,727	2,580
Other assets	9,966	9,215
Total assets	$1,442,851	$1,306,857

Liabilities
Deposits
Non-interest bearing	$81,000	$83,642
Interest bearing	896,489	757,527
Total deposits	977,489	841,169
Borrowings	320,956	324,383
Subordinated debentures	27,837	27,837
Interest payable	1,849	1,910
Other liabilities	8,293	8,208
Total liabilities	1,336,424	1,203,507

Commitments and Contingent Liabilities

Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
Issued 25,000 shares	24,191	24,154
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,013,906 shares	1,114	1,114
Additional paid-in capital	26,869	26,802
Retained earnings	69,654	67,804
Accumulated other comprehensive income	1,751	628
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	106,427	103,350
Total liabilities and stockholders’ equity	$1,442,851	$1,306,857

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2009 (Unaudited)	2008 (Unaudited)
Interest Income
Loans receivable	$14,905	$15,367
Investment securities:
Taxable	2,849	2,548
Tax exempt	920	837
Total interest income	18,674	18,752

Interest Expense
Deposits	3,996	6,594
Borrowed funds	2,892	2,828
Subordinated debentures	370	407
Total interest expense	7,258	9,829

Net Interest Income	11,416	8,923
Provision for loan losses	3,197	778

Net Interest Income after Provision for Loan Losses	8,219	8,145

Other Income
Service charges on deposit accounts	934	921
Wire transfer fees	247	105
Interchange fees	388	188
Fiduciary activities	917	885
Gain on sale of loans	1,913	804
Mortgage servicing net of impairment	(134)	(24)
Increase in cash surrender value of bank owned life insurance	156	228
Other income	73	106
Total other income	4,494	3,213

Other Expenses
Salaries and employee benefits	4,831	4,275
Net occupancy expenses	1,032	972
Data processing	379	332
Professional fees	395	249
Outside services and consultants	326	304
Loan expense	566	458
FDIC deposit insurance	292	116
Other losses	385	101
Other expenses	1,191	1,220
Total other expenses	9,397	8,027

Income Before Income Tax	3,316	3,331
Income tax expense	681	803

Net Income	2,635	2,528
Preferred stock dividends and discount accretion	(350)	(45)

Net Income Available to Common Shareholders	$2,285	$2,483
Basic Earnings Per Share	$.71	$.79
Diluted Earnings Per Share	$.70	$.78